Exhibit 99(d)(5)

Tema ETF Trust

Investment Advisory Agreement

May 10, 2023

Revised August 17, 2026

SCHEDULE A

Fund	Advisory Fee Rate based on average daily net assets	Effective Date
Tema S&P 500 Historical Weight ETF Strategy	0.18%	April 1, 2025
Tema Oncology ETF	0.99%	August 14, 2023
Tema Durable Quality ETF	0.55%	May 10, 2023
Tema International Durable Quality ETF	0.60%	September 10, 2025
Tema American Reshoring ETF	0.75%	February 9, 2026
Tema Alternative Investment Managers ETF	0.99%	October 1, 2025
Tema Heart & Health ETF	0.99%	November 20, 2023
Tema Electrification ETF	0.75%	December 3, 2024
Tema International Defense ETF	0.75%	September 25, 2025
Tema Space Innovators ETF	0.75%	March 30, 2026
Tema Healthcare AI ETF	0.75%	July 14, 2026
Tema Memory ETF	0.75%	June 30, 2026
Tema Photonics & Optical ETF	0.75%	June 30, 2026
Tema Power Semiconductor ETF	0.75%	August 17, 2026
Tema Commodity Infrastructure ETF	0.75%	To be determined
Tema Commodity Income ETF	0.75%	To be determined
Tema Semiconductor Supply Chain ETF	0.75%	To be determined
Tema AI Token Economy ETF	0.75%	To be determined
Tema Semiconductor Packaging ETF	0.75%	To be determined
Tema Neocloud ETF	0.75%	To be determined
Tema Trading & Prediction Markets ETF	0.75%	To be determined

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement to be effective as of the dates indicated above and with effect upon commencement of investment operations for Funds with the notation above of “to be determined.”

TEMA ETF TRUST		TEMA ETFS LLC

By:	/s/ Maurits Pot	By:	/s/ Maurits Pot
Name:	Maurits Pot	Name:	Maurits Pot
Title:	President	Title:	Chief Executive Officer